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                                                                                                                        EXHIBIT 11.1

                                             JENNIFER CONVERTIBLES INC. AND SUBSIDIARIES
                                          STATEMENT RE: COMPUTATION OF NET (LOSS) PER SHARE
                                  YEARS ENDED AUGUST 30, 1997, AUGUST 31, 1996, AND AUGUST 26, 1995
                                                (in thousands, except per share data)


                                                        1997                         1996                           1995
                                                               Fully                         Fully                          Fully
                                               Primary        Diluted        Primary        Diluted        Primary         Diluted
                                               -------        -------        -------        -------        --------        --------

Net (loss)                                     ($3,061)       ($3,061)       ($6,023)       ($6,023)       ($12,068)       ($12,068)
                                               =======        =======        =======        =======        ========        ========


Common shares outstanding                        5,701          5,701          5,701          5,701           5,701           5,701
                                               =======        =======        =======        =======        ========        ========


Net (loss) per common share                    ($ 0.54)       ($ 0.54)       ($ 1.06)       ($ 1.06)       ($  2.12)       ($  2.12)
                                               =======        =======        =======        =======        ========        ========
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